Exhibit 99.1

            News Release

ACCO Brands Strengthens Leadership to Fuel Growth
Names Tedford President and Chief Operating Officer; Hires Bernstein to
lead North America Segment

LAKE ZURICH, IL., August 30, 2021 – ACCO Brands Corporation (NYSE: ACCO) today announced that Tom Tedford, currently Executive Vice President and President, ACCO Brands North America, has been named President and Chief Operating Officer, effective September 1, 2021. In his new role, Tedford will have full responsibility for the sales, marketing and operations of all the company’s businesses and products worldwide, and will continue to report to Boris Elisman, Chairman and Chief Executive Officer.

“Under Tom’s leadership, ACCO Brands North America has successfully managed channel, product line and technology transitions, as well as trade wars and pandemic-related challenges,” said Elisman. “During his stewardship, we gained share in our core brands, grew sales in consumer-oriented channels, maintained strong operating margins, and won several 'Best Employer' and 'America’s Safest Company' awards. His track record of success, coupled with his deep understanding of our business, will serve us well as he takes on his new global responsibilities,” Elisman continued.

“I am very excited to take on this new role and accelerate the strategic transformation of our business toward faster growing consumer-centric categories,” said Tedford. “We have tremendous opportunities for growth worldwide, both in our existing categories, as the world recovers from the pandemic, and in new categories, as we expand our recently acquired PowerA business to new customers and geographies.”

ACCO Brands also announced that Roxanne Bernstein will join the Company on September 7 as Executive Vice President and President, ACCO Brands North America. Bernstein has deep and broad experience in marketing, strategy and general management in consumer and food businesses. Most recently, she served as President of Crystal Farms Dairy Company, a subsidiary of Post Holdings. Bernstein has held management positions of increasing responsibilities with Post Consumer Brands, Heritage Home Group, Cessna Aircraft Company and Kraft Foods. She has a Bachelor of Science degree from the United States Military Academy and earned a Master of Business Administration degree from Colorado State University.

About ACCO Brands Corporation
ACCO Brands Corporation (NYSE: ACCO) is one of the world's largest designers, marketers and manufacturers of branded academic, consumer and business products. Our widely recognized brands include Artline®, AT-A-GLANCE®, Barrilito®, Derwent®, Esselte®, Five Star®, Foroni®, GBC®, Hilroy®, Kensington®, Leitz®, Mead®, PowerA®, Quartet®, Rapid®, Rexel®, Swingline®, Tilibra®, Wilson Jones® and many others. Our products are sold in more than 100 countries around the world. More information about ACCO Brands, the Home of Great Brands Built by Great People, can be found at www.accobrands.com.

For further information:

Christine Hanneman        Julie McEwan
Investor Relations        Media Relations
(847) 796-4320        (937) 974-8162
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